EXHIBIT 99.1
FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2009 AND 2008 AND
FOR THE YEAR ENDED DECEMBER 31, 2009

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2009 and 2008 and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2009 and 2008, and the changes in its net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 23, 2010

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2009	2008
ASSETS

Investments:
Registered investment companies	$375,336,565	$280,882,950
Common and collective trust	111,232,949	103,313,399
Company stock fund	78,070,737	49,120,077
Participant loans	12,793,808	11,885,692

Total investments	577,434,059	445,202,118

Receivables:
Employer contributions	4,295,164	506,412
Participant contributions	559	990,352

Total receivables	4,295,723	1,496,764

Net assets available for benefits at fair value	581,729,782	446,698,882

Adjustment from fair value to contract value for interest in common and collective trust relating to fully benefit-responsive investment contracts	(2,403,407)	1,355,655

Net assets available for benefits	$579,326,375	$448,054,537

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2009

Additions to net assets
Investment income:
Net appreciation in fair value of investments	$108,651,416
Dividend income	8,914,878
Interest income from participant loans	796,017
Interest income from other than participant loans	3,182,017

Total investment income	121,544,328

Contributions:
Employer	18,694,562
Participant	30,998,371

Total contributions	49,692,933

Other additions	54,869

Total additions	171,292,130

Deductions from net assets
Benefits paid to participants	(39,877,087)
Other deductions	(143,205)

Total deductions	(40,020,292)

Increase in net assets available for benefits	131,271,838

Net assets available for benefits:
Beginning of year	448,054,537

End of year	$579,326,375

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees who are located in the United States of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant’s contributions, the employer’s contributions and an allocation of investment income from each fund as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 6% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $16,500 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2009) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $5,500 during 2009. Participant contributions are invested based on each participant’s election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:
•	United Steelworkers of America at the Vernon, California facility;
•	United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;
Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant’s account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Unallocated employer contributions at December 31, 2009 and 2008 were $4,294,943 and $0, respectively, and will be used to reduce the Company’s future contributions.

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company’s contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company’s contributions. During 2009, participants forfeited $787,325 of non-vested account balances and such forfeited balances earned $3,138. In 2009, employer contributions were reduced by $825,267 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2009 and 2008 were $13,991 and $33,341, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination.

Investments

Participants may direct their contributions and account balances among the following investment funds, with the exception of the Vanguard Prime Money Market Fund, which is only used by the Plan for the investment of unutilized forfeitures:

Company stock fund – Invests in publicly-traded common stock of the Company.

America Funds EuroPacific Fund – Invests primarily in securities of issuers located in Europe and the Pacific Basin.

Royce Premier Fund – Invests primarily in small-cap securities and seeks long-term capital appreciation.

T. Rowe Price Mid-Cap Growth Fund – Invests primarily in mid-cap common stock of United States and foreign companies that, in the fund manager’s opinion, possess above-average growth potential.

Vanguard 500 Index Fund – Invests in large-cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor’s 500 Index.

Vanguard Retirement Savings Trust Fund – Invests primarily in investment contracts or similar fixed-income instruments, which are managed to yield higher levels of current income without capital appreciation. See additional discussion in Note 4.

Vanguard Target Retirement 2005 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2005.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vanguard Target Retirement 2010 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2010.

Vanguard Target Retirement 2015 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2015.

Vanguard Target Retirement 2020 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2020.

Vanguard Target Retirement 2025 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2025.

Vanguard Target Retirement 2030 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2030.

Vanguard Target Retirement 2035 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2035.

Vanguard Target Retirement 2040 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2040.

Vanguard Target Retirement 2045 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2045.

Vanguard Target Retirement 2050 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2050.

Vanguard Target Retirement Income Fund – Invests in equity securities of companies that, in the fund manager’s opinion, possess prospects for continued growth, strong industry positions and skilled management teams.

Vanguard Total Bond Market Index Fund – Invests primarily in fixed-income securities that are managed to yield performance mirroring the Lehman Brothers Aggregate Bond Index.

Vanguard PRIMECAP Fund – Invests in a mix of other Vanguard Mutual Funds designed for individuals currently in retirement.

Vanguard Prime Money Market Fund – Invests in a mix of short-term money market funds to provide income for individuals currently in retirement.

Vanguard Wellington Fund – Invests 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate long-term capital appreciation while providing income.

Vanguard Windsor II Fund – Invests primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager’s opinion, are undervalued based on current price/earnings ratios or dividend yields.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Administration

The Plan is administered by the Pension and Investment Committee (“Plan Administrator”), which is appointed by the Board of Directors of the Company. The Company pays the majority of the expenses related to the Plan’s operations.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•	$50,000, subject to certain adjustments as set forth in the Plan, or

•	One-half of the participant’s vested account balance at the time the loan is made.

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of fifteen years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2009 had interest rates ranging from 4.25% to 10.0%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant’s balance become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment valuation and income recognition

The Plan’s investments in shares of registered investment companies are stated at fair value based on quoted market prices. Shares in the common and collective trust are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at the unpaid principal balance, which approximates fair value.

The Plan accounts for its investment in the Vanguard Retirement Savings Trust Fund in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the investment in the common and collective trust, as well as the adjustment of the investment in the common and collective trust from fair

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract basis.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan’s investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in registered investment companies, the common and collective trust and the Company stock fund, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the statements of net assets available for benefits.

Determination of unrealized appreciation/depreciation

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

3.	INVESTMENTS

All Plan investments are held by Vanguard Fiduciary Trust Company under a trust agreement dated May 27, 1999. The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2009 and 2008 are as follows:

	2009	2008

Vanguard Wellington Fund	$125,228,062	$96,576,092
Vanguard Retirement Savings Trust Fund	111,232,949	103,313,399
Company stock fund	78,070,737	49,120,077
Vanguard 500 Index Fund	63,102,105	50,418,276
T. Rowe Price Mid-Cap Growth Fund	38,616,307	26,185,688
Vanguard Total Bond Market Index Fund	31,651,463	26,470,395

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

During 2009, the net appreciation in fair value of investments was comprised of the following:

Registered investment companies	$68,432,472
Company stock fund	40,218,944

Total net appreciation	$108,651,416

4.	VANGUARD RETIREMENT SAVINGS TRUST FUND

Investments in common and collective trusts that hold benefit-responsive investment contracts, such as the Vanguard Retirement Savings Trust Fund, are presented at fair value in the statement of net assets available for benefits, and the amount representing the difference between fair value and contract value of the bank collective investment fund is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

5.	PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company, which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

Additionally, the Plan holds investments in the Company’s common stock and loans receivable from participants, both of which constitute party-in-interest transactions, which are exempt from the prohibited transaction rules. During the year, the Plan had sales and purchases of Company common stock of $45,091,390 and $33,823,985, respectively.

6.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (“IRS”) dated March 19, 2003, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receipt of the determination letter.

During 2009, the Company discovered various operational failures relating to the enrollment, vesting and rollovers of certain participants and the allowance of improper withdrawals, which affected Plan years 1999 - 2009. The Company has taken appropriate corrective measures pursuant to IRS’s Voluntary Correction Program (“VCP”), which has resulted in $4,294,943 in corrective contributions, and has sought IRS approval of the method of correction. An employer contribution receivable of $4,294,943 was recorded as of December 31, 2009 to reflect the correction of this operational failure. The Company remitted $4,294,943 to the Plan in March 2010, and the contributions were placed in an unallocated account and were used to reduce future employer contributions. Upon the IRS’s review of the Company’s corrective action plan, the Company may be required to reimburse additional amounts to the Plan. The Company will bear any additional funding associated with these corrections.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Notwithstanding the above, the Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2009 and 2008; therefore, the Plan and the related trust are exempt from taxation.

7.	FAIR VALUE OF INVESTMENTS

The Plan’s investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan’s investments are calculated, see Note 2 to the financial statements included in this report.

Beginning January 1, 2008, assets and liabilities recorded at fair value in the statement of net assets available for benefits are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements and Disclosures,” and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level I – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level II – Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level III – Inputs reflect the best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

An asset or a liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Due to immateriality, a rollforward of activity of Level III investments is not provided.

The common and collective trust consists of investments that are public and private investment vehicles valued using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active and therefore classified within Levels II and III of the valuation hierarchy. Furthermore, adjustments to NAV based on unobservable inputs may result in the fair value measurement being classified as a Level III measurement, if those inputs are significant to the overall fair value measurement.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The fair values of our investments at December 31, 2009 and 2008 were:

	December 31, 2009
	Total	Level I	Level II	Level III
Registered investment companies	$375,336,565	$375,336,565	$-	$-
Common and collective trust	111,232,949	13,748,392	97,451,187	33,370
Company stock fund	78,070,737	-	78,070,737	-
Participant loans	12,793,808	-	12,793,808	-

Total investments	$577,434,059	$389,084,957	$188,315,732	$33,370

	December 31, 2008
	Total	Level I	Level II	Level III
Registered investment companies	$280,882,950	$280,882,950	$-	$-
Common and collective trust	103,313,399	10,868,570	92,444,829	-
Company stock fund	49,120,077	-	49,120,077	-
Participant loans	11,885,692	-	11,885,692	-

Total investments	$445,202,118	$291,751,520	$153,450,598	$-

8.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2009 and 2008:

	December 31,
	2009	2008

Net assets available for benefits per the financial statements	$579,326,375	$448,054,537
Difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	2,403,407	(1,355,655)
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(53,840)	(45,043)
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(40,608)	(57,199)

Net assets available for benefits per Form 5500	$581,635,334	$446,596,640

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following is a reconciliation of the total increase in net assets per the accompanying financial statements for the year ended December 31, 2009 to income per Form 5500:

Increase in net assets per the financial statements	$131,271,838
Difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	2,403,407
Prior year difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	1,355,655
Distributions from prior year amounts deemed distributed	7,794

Total income per Form 5500	$135,038,694

The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan’s financial statements. Government reporting rules were used in preparing the Form 5500 for the year ended December 31, 2009, whereas the Plan’s financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. Government reporting rules require the common and collective trust to be reported at fair value, while accounting standards require this investment to be reported at contract value. Additionally, the Department of Labor requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as an investment.

SUPPLEMENTAL SCHEDULE

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008
FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2009

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	America Funds EuroPacific Fund	Registered investment company	**	$21,327,923
	Royce Premier Fund	Registered investment company	**	21,618,487
	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	38,616,307
*	Vanguard 500 Index Fund	Registered investment company	**	63,102,105
*	Vanguard Retirement Savings Trust Fund	Common and collective trust	**	111,232,949
*	Vanguard Target Retirement 2005 Fund	Registered investment company	**	1,025,057
*	Vanguard Target Retirement 2010 Fund	Registered investment company	**	658,258
*	Vanguard Target Retirement 2015 Fund	Registered investment company	**	8,266,878
*	Vanguard Target Retirement 2020 Fund	Registered investment company	**	1,517,015
*	Vanguard Target Retirement 2025 Fund	Registered investment company	**	5,679,467
*	Vanguard Target Retirement 2030 Fund	Registered investment company	**	1,167,761
*	Vanguard Target Retirement 2035 Fund	Registered investment company	**	3,521,261
*	Vanguard Target Retirement 2040 Fund	Registered investment company	**	1,332,052
*	Vanguard Target Retirement 2045 Fund	Registered investment company	**	3,019,243
*	Vanguard Target Retirement 2050 Fund	Registered investment company	**	1,735,943
*	Vanguard Target Retirement Income Fund	Registered investment company	**	1,532,635
*	Vanguard Total Bond Market Index Fund	Registered investment company	**	31,651,463
*	Vanguard PRIMECAP Fund	Registered investment company	**	21,558,421
*	Vanguard Prime Money Market Fund	Registered investment company	**	13,991
*	Vanguard Wellington Fund	Registered investment company	**	125,228,062
*	Vanguard Windsor II Fund	Registered investment company	**	22,764,236
*	Company stock fund	Common stock, 1,492,748 shares	**	78,070,737
*	Participant loans	4.25% - 10.0% due through 2024	-0-	12,793,808

Total assets held for investment purposes				$577,434,059

* Denotes a party-in-interest to the Plan as defined by ERISA.

** Cost omitted for participant-directed investments.